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                                                                    EXHIBIT 4.35


                                                     I.D. Control #_______
                                                     License #___________

                                    DEBENTURE
                                *****************
$3,000,000.00 (the "Original Principal Amount")
9/1/2010 (the "Maturity Date")
PMC Investment Corporation (the "Company")
18111 Preston Road Suite 600, Dallas, Texas 75252
     (Street)                 (City) (State) (Zip)

Part I  --  PERIOD SPECIFIC TERMS

         A. Applicable for the Scheduled Interim Period (and New Interim Periods, as applicable)

Interest rate per annum for the Scheduled Interim Period: 7.19800%

Annual Charge applicable to the Scheduled Interim Period: 1% per annum

Date of Issuance: 7/11/2000

Scheduled Pooling Date: September 27, 2000

Scheduled Interim Period: from and including the Date of Issuance to but excluding the Scheduled Pooling date.

THE FOLLOWING ITALICIZED TERMS WILL APPLY IF THE INTERIM PERIOD IS EXTENDED BY
SBA:

New Interest rate(s) per annum              (a)        %      (b)         %   (c)         %
New Annual Charge per annum                 (a)       1 %     (b)        1 %  (c)        1 %
New Pooling Date                            (a)               (b)             (c)
New Interim Period(s): from and including:  (a)               (b)             (c)
                         To but excluding:  (a)               (b)             (c)

The Company, for value received, promises to pay to the Chase Manhattan Bank, as Custodian (the "Custodian") for the U.S. Small Business Administration ("SBA") and SBIC Funding Corporation (the "Funding Corporation"), pursuant to the Custody and Administration Agreement (the "Custody Agreement") dated as of April 27, 1998 among the SBA, the Funding Corporation, the Federal Home Loan Bank of Chicago, as Interim Funding Provider (the "Interim Funding Provider"), and the
Custodian: (i) interest on the Original Principal Amount listed above at the applicable rate per annum listed above, and (ii) an Annual Charge on the Original Principal Amount listed above at the applicable rate per annum listed above, each at such location as SBA, as guarantor of this





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Debenture, may direct and each at the related rate per annum identified for the
Scheduled Interim Period (and each New Interim Period, if any). This Debenture will bear interest for, and the Annual Charge will apply to, the Scheduled Interim Period (and each New Interim Period, if any) at the rate(s) and for the applicable period(s) indicated above, to be paid in arrears by 1:00 p.m. (New York City time) on the Business Day prior to the Scheduled Pooling Date (and each New Pooling Date, if any) listed above. As used throughout this Debenture, "Business Day" means any date other than: (i) a Saturday or Sunday; (ii) a legal holiday in Washington, D.C.; and (iii) a day on which banking institutions in New York City are authorized or obligated by law or executive order to be closed. Interest on this Debenture and the Annual Charge for the Scheduled Interim Period (and each New Interim Period, if any) will each be computed on the basis of the actual number of days in the applicable Interest Period divided by 360. The Company may not prepay this Debenture, in whole or in part, during the Scheduled Interim Period or any New Interim Period.

         B. THIS SECTION B. IS EFFECTIVE ONLY AFTER (I) THE SCHEDULED INTERIM PERIOD AND ANY NEW INTERIM PERIOD(S) EXPIRE AND (II) THE CUSTODIAN RECEIVES THIS DEBENTURE FOR POOLING

The Company, for value received, promises to pay to the order of The Chase Manhattan Bank, acting as Trustee (the "Trustee") under that certain Amended and Restated Trust Agreement dated as of February 1, 1997, as the same may be amended from time to time, by and among the Trustee, the SBA and SBIC Funding Corporation, and as the Holder hereof, interest semiannually on March 1st and September 1st (the "Payment Dates") of each year, at such location as SBA, as guarantor of this Debenture, may direct at the rate of 7.452% per annum (the "Stated Interest Rate"), and to pay a 1% per annum fee to SBA on each Payment Date, each calculated on the basis of a year of 365 days, for the actual number of days elapsed (including the first day but excluding the last day), on the principal sum from the last day of the Interim Period until payment of such principal sum has been made or duly provided for. The Company shall deposit all payments with respect to this Debenture not later than 12:00 noon (New York City time) on the applicable Payment Date or the next Business Day if the Payment Date is not a Business Day, all as directed by SBA.

The Company may elect to prepay this Debenture, in whole and not in part, on any Payment Date, in the manner and at the price as next described. The prepayment price (the "Prepayment Price") must be an amount equal to the outstanding principal balance of this Debenture, plus interest accrued and unpaid thereon to the Payment Date selected for prepayment, plus a prepayment premium (the "Prepayment Premium"). The Prepayment Premium amount is calculated as a declining percentage (the "Applicable Percentage") multiplied by the Original Principal Amount of this Debenture in accordance with the following table:

                  Consecutive Payment Dates          Applicable Percentages
                  1st or 2nd                                         5%
                  3rd or 4th                                         4%
                  5th  or 6th                                        3%
                  7th  or 8th                                        2%
                  9th or (10th - If not also Maturity Date)          1%



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No Prepayment Premium is required to repay this Debenture on its Maturity Date.
No Prepayment Premium is required when the prepayment occurs on a Payment Date that is on or after the 11th consecutive Payment Date of this Debenture, if this Debenture has a 20 consecutive Payment Date term.

The amount of the Prepayment Price must be sent to SBA or such agent as SBA may direct, by wire payment in immediately available funds, not less than three Business Days prior to the regular Payment Date. Until the Company is notified otherwise in writing by SBA, any Prepayment Price must be paid to the account maintained by the Trustee, entitled the SBA Prepayment Subaccount and must include an identification of the Company by name and SBA-assigned license number, the loan number appearing on the face of this Debenture, and such other information as SBA or its agent may specify.

II. - GENERAL TERMS

For value received, the Company promises to pay to the order of the Trustee the Original Principal Amount on the Maturity Date at such location as SBA, as guarantor of this Debenture, may direct.

This Debenture is issued by the Company and guaranteed by SBA, pursuant and subject to Section 303 of the Small Business Investment act of 1958, as amended (the "Act") (15 U.S.C. Section 683). This Debenture is subject to all of the regulations promulgated under the Act, as amended from time to time, provided, however, that 13 C.F.R. Sections 107.1810 and 107.1830 through 107.1850 as in effect on the date of this Debenture are incorporated in this Debenture as if fully set forth. If this Debenture is accelerated, then the Company promises to pay an amount equal to the outstanding principal balance of this Debenture, plus interest accrued and unpaid on such balance to but excluding the next Payment Date following such acceleration.

This Debenture is deemed issued in the District of Columbia as of the day, month, and year first stated above. The terms and conditions of this Debenture must be construed in accordance with, and its validity and enforcement governed by, federal law.

The warranties, representations, or certification made to SBA on any SBA Form 1022 or any application letter of the Company for an SBA commitment related to this Debenture, and any document submitted in connection with the issuance of this Debenture, are incorporated in this Debenture as if fully set forth.

Should any provision of this Debenture or any of the documents incorporated by reference in this Debenture be declared illegal or unenforceable by a court of competent jurisdiction, the remaining provisions will remain in full force and effect and this Debenture must be construed as if such provisions were not contained in this Debenture.

All notices to the Company which are required or may be given under this Debenture shall be sufficient in all respects if sent to the above-noted address of the Company. For




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the purposes of this Debenture, the Company may change this address only upon written approval of SBA.

COMPANY ORGANIZED AS CORPORATON

IN WITNESS WHEREOF, the Company has caused this debenture to be signed by its duly authorized officer and its corporate seal to be hereunto affixed and attested by its Secretary or Assistant Secretary as of the date of issuance stated above.

CORPORATE SEAL

                                         PMC Investment Corporation
                                         By: /s/ Andrew S. Rosemore
                                            ---------------------------------
                                         Andrew S. Rosemore, President
                                         ------------------------------------
                                         (Typed Name and Title)
ATTEST:
       /s/ Lance B. Rosemore
------------------------------
Secretary